Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Achieves New World Fossil 2.0 Program Financial Targets; Increases Full Year 2021 Outlook

Richardson, TX, MAY 12, 2021 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 3, 2021.

First Quarter Summary

•Worldwide net sales of $363 million decreased 7% on a reported basis and 10% in constant currency. Topline performance was better than expected due to improving consumer demand in the U.S., as well as continued strength in Mainland China and the Company’s digital channels globally.

•On a constant currency basis, digital sales grew 40% compared to the prior year, led by the Company's owned e-commerce websites, and represented 41% of worldwide net sales.

•Gross margin was 50.3% compared to 35.9% in the first quarter of 2020, primarily reflecting reduced inventory valuation adjustments and minimum licensed product royalties, which were elevated in 2020 due to the onset of the COVID-19 global pandemic.

•The Company reduced operating expenses by $75 million, or 27%, on a year-over-year basis, including $53 million in cost reduction under its New World Fossil 2.0 - Transform to Grow program (“NWF 2.0”).

•Operating loss of $17 million compared to an operating loss of $134 million a year ago, primarily reflecting gross margin expansion and cost reduction benefits.

•Cash and cash equivalents of $247 million, and total debt of $195 million as of April 3, 2021.

“We are pleased to start the year with better than expected sales performance, which reflects improving consumer demand in the U.S., ongoing momentum in Mainland China and continued strength in our digital channels globally,” said Kosta Kartsotis, Chairman and CEO. “We also delivered solid gross margins and cost control, which resulted in improved profitability versus a year ago. Notably, we captured further organizational efficiencies in the first quarter, allowing us to capture more than $50 million in cost savings and achieve the financial targets under our $250 million New World Fossil 2.0 program earlier than anticipated.

While the COVID pandemic continues to disrupt certain markets, we are encouraged by our outlook in large markets like the U.S. and Mainland China, which are benefiting from the execution of our digital strategy. More broadly, we are pleased with our success in transforming the business model, which has strengthened our digital mix, significantly improved our cost structure and positions us to drive increased growth and profitability over the long term.”

First Quarter 2021 Operating Results

Worldwide net sales for the 13-week quarter ended April 3, 2021 totaled $363.0 million, a decrease of 7% on a reported basis and 10% in constant currency compared to $390.7 million during the 14-week quarter ended April 4, 2020. The year-over-year decline was primarily due to COVID-19 related traffic declines in both our own stores and wholesale doors and 12% fewer company-owned stores. Partly offsetting these sales declines was 40% growth in digital channels, primarily driven by the Company's owned e-commerce websites. The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the first quarter of 2021 compared to the 2020 first quarter (in millions, except percentage data).

	First Quarter
	2021	2020	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$153	$153	$—	$(1)	—%	(1)%
Europe	109	128	(19)	(26)	(15)	(21)
Asia	99	106	(7)	(12)	(7)	(11)
Corporate	2	4	(2)	(1)	(21)	(24)
Total net sales	$363	$391	$(28)	$(40)	(7)%	(10)%

Watches	$292	$310	$(18)	$(28)	(6)%	(9)%
Leathers	34	47	(13)	(14)	(28)	(30)
Jewelry	30	23	7	5	29	22
Other	7	11	(4)	(3)	(28)	(30)
Total net sales	$363	$391	$(28)	$(40)	(7)%	(10)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2021 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Gross profit totaled $182.6 million compared to $140.4 million in the first quarter of 2020, as the decrease in sales was more than offset by an improved gross margin rate, which increased 1,440 basis points to 50.3%. The year-over-year increase primarily reflects reduced levels of inventory valuation adjustments and minimum licensed product royalties, which were elevated due to the onset of the COVID-19 global pandemic. Also contributing to the improved margin rate were favorable changes in channel, product and region mix and favorable currency impacts of approximately 110 basis points, partially offset by higher freight costs.

Operating expenses totaled $199.4 million compared to $274.7 million a year ago. Operating expenses in the first quarter of 2021 included $7.5 million of restructuring costs, primarily related to employee costs, while operating expenses in the first quarter of 2020 included $9.4 million of restructuring costs. First quarter 2021 selling, general and administrative expenses decreased on a year-over-year basis, reflecting lower compensation and marketing costs and 12% fewer Company stores compared to a year ago. The 2021 first quarter included other long-lived asset impairments of $4.5 million as compared to $17.1 million in the 2020 first quarter, reflecting a reduction in retail store impairment in the current year.

First quarter 2021 operating loss was $16.8 million compared to an operating loss of $134.3 million in the first quarter of 2020. Net loss totaled $24.4 million, or $0.47 per diluted share, compared to a net loss of $85.6 million, or $1.69 per diluted share, in the first quarter of 2020.  Per share data included restructuring charges of $0.12 per diluted share in the first quarter of 2021 and $0.15 per diluted share in the first quarter of 2020. During the first quarter of 2021, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, favorably affected income per diluted share by approximately $0.18.

New World Fossil 2.0 - Transform to Grow Initiative

In the first quarter of 2021, the Company achieved the financial targets under its multi-year $250 million NWF 2.0 program. The program, initiated in 2019, was designed to deliver gross margin benefits and operating expense reductions totaling $200 million over the three-year period from 2019 to 2021. As a result of the unprecedented impact of COVID-19, in 2020 the Company expanded its NWF 2.0 program to $250 million to include additional organizational efficiencies and accelerate its digital initiatives. Under the program, the Company generated $50 million in expense savings in fiscal 2019 and $175 million in expense savings in 2020. In the first quarter of 2021, the Company achieved $53 million in expense savings, reaching its overall program financial targets.

Balance Sheet Summary

As of April 3, 2021, the Company had total liquidity of $250 million, comprised of $247 million of cash and cash equivalents and $3 million of availability under its revolving credit facility. Total debt was $195 million, including $138 million under its term credit agreement. Inventories at the end of the first quarter of 2021 totaled $322 million, a decrease of 27% versus a year ago, primarily reflecting proactive management of inbound receipts to align with consumer demand.

Outlook

For fiscal year 2021, the Company now expects worldwide net sales growth of approximately 12% to 16% as compared to fiscal 2020 and Adjusted EBITDA(1) margin of approximately 5% to 7%. For the 13-week quarter ending July 3, 2021, worldwide net sales are expected to increase in the range of 50% to 55% compared to the 13-week quarter ended July 4, 2020, primarily reflecting the current level of pandemic restrictions in key markets compared to last year.

Safe Harbor

Certain statements contained herein that are not historical facts, including NWF 2.0 operating expense reductions, the success of our connected accessories, future financial guidance as well as estimated impacts of COVID-19, tariffs, the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the effect of worldwide economic conditions; the impact of COVID-19; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; our ability to maintain proper inventory levels; financial difficulties encountered by customers; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions; risks related to the success of our business strategy and restructuring programs; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials, labor and advertising; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained
(1) A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted EBITDA.

herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 14 Weeks Ended
($ in millions, except per share data):	April 3, 2021	April 4, 2020
Net sales	$363.0	$390.7
Cost of sales	180.4	250.3
Gross profit	182.6	140.4
Gross margin	50.3%	35.9%
Operating expenses:
Selling, general and administrative expenses	187.4	245.7
Trade name impairment	—	2.5
Other long-lived asset impairments	4.5	17.1
Restructuring charges	7.5	9.4
Total operating expenses	$199.4	$274.7
Total operating expenses (% of net sales)	54.9%	70.3%
Operating income (loss)	(16.8)	(134.3)
Operating margin	(4.6)%	(34.4)%
Interest expense	7.3	7.5
Other income (expense) - net	1.9	(7.3)
Income (loss) before income taxes	(22.2)	(149.1)
Provision for income taxes	2.1	(63.7)
Less: Net income attributable to noncontrolling interest	0.1	0.2
Net income attributable to Fossil Group, Inc.	$(24.4)	$(85.6)
Earnings per share:
Basic	$(0.47)	$(1.69)
Diluted	$(0.47)	$(1.69)
Weighted average common shares outstanding:
Basic	51.5	50.6
Diluted	51.5	50.6

Consolidated Balance Sheet Data ($ in millions):	April 3, 2021	April 4, 2020
Assets:
Cash and cash equivalents	$246.7	$245.4
Accounts receivable - net	175.5	153.4
Inventories	322.5	439.7
Other current assets	202.4	128.6
Total current assets	$947.1	$967.1
Property, plant and equipment - net	$104.9	$138.7
Operating lease right-of-use assets	211.9	269.1
Intangible and other assets - net	85.2	157.7
Total long-term assets	$402.0	$565.5
Total assets	$1,349.1	$1,532.6

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$469.3	$442.1
Short-term debt	37.9	21.1
Total current liabilities	$507.2	$463.2
Long-term debt	$157.2	$298.5
Long-term operating lease liabilities	217.5	281.1
Other long-term liabilities	58.4	73.4
Total long-term liabilities	$433.1	$653.0
Stockholders’ equity	408.8	$416.4
Total liabilities and stockholders’ equity	$1,349.1	$1,532.6

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended April 3, 2021			For the 14 weeks ended April 4, 2020
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$152.5	$(0.6)	$151.9	$152.9
Europe	109.2	(7.5)	101.7	128.2
Asia	98.6	(4.4)	94.2	106.2
Corporate	2.7	(0.1)	2.6	3.4
Total net sales	$363.0	$(12.6)	$350.4	$390.7

Product Categories:
Watches	$291.6	$(9.8)	$281.8	$309.9
Leathers	34.1	(1.1)	33.0	47.3
Jewelry	29.9	(1.5)	28.4	23.2
Other	7.4	(0.2)	7.2	10.3
Total net sales	$363.0	$(12.6)	$350.4	$390.7

Adjusted operating income (loss) and Adjusted EBITDA

Adjusted operating income (loss) and Adjusted EBITDA are non-GAAP financial measures. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted operating income (loss) and Adjusted EBITDA herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusting operating income (loss) and Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted operating income (loss) and Adjusted EBITDA are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following table reconciles Adjusted operating income (loss) to the most directly comparable GAAP financial measure, which is operating income (loss).

($ in millions):	Operating income (loss)	Less: Trade name impairments	Less: Other long-lived asset impairment	Less: Restructuring expenses	Adjusted operating income (loss)

For the 13 weeks ended April 3, 2021	$(16.8)	$0.0	$4.5	$7.5	$(4.8)
For the 14 weeks ended April 4, 2020	(134.3)	2.5	17.1	9.4	(105.3)

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2020(1)			Fiscal 2021
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(43.8)	$9.5	$11.5	$(22.2)	$(45.0)
Plus:
Interest expense	7.9	8.0	8.4	7.3	31.6
Amortization and depreciation	10.7	10.3	10.0	8.9	39.9
Impairment expense	3.4	4.6	6.5	4.5	19.0
Other non-cash charges	2.1	2.0	1.0	(0.2)	4.9
Stock-based compensation	2.9	3.2	1.9	1.8	9.8
Restructuring expense	10.5	5.7	10.9	7.5	34.6
Less:
Interest Income	0.1	0.1	0.2	0.1	0.5
Adjusted EBITDA	$(6.4)	$43.3	$50.0	$7.5	$94.3
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

Store Count Information

	April 3, 2021				April 4, 2020
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	71	59	54	184	82	78	57	217
Outlets	99	75	31	205	114	74	35	223
Full priced multi-brand	—	3	3	6	—	4	3	7
Total stores	170	137	88	395	196	156	95	447

END OF RELEASE